Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 11, 2021, with respect to the consolidated financial statements of Dakota Access, LLC, included in the Annual Report of Phillips 66 Partners LP on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of the aforementioned report in the Registration Statements of Phillips 66 Partners LP on Forms S-3 (File No. 333-234334, File No. 333-232865 and File No. 333-221353) and Form S-8 (File No. 333-190195).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 24, 2021